Exhibit 99.1

Contact:	Joseph S. Podolski President & CEO (281) 719-3447
ZONAGEN ANNOUNCES U.S. IND FOR THE STUDY OF PROELLEX™ IN THE
TREATMENT OF UTERINE FIBROIDS HAS BECOME EFFECTIVE
     The Woodlands, TX, December 15, 2005 — Zonagen, Inc. (Nasdaq: ZONA and PCX: ZONA) today announced that the Company’s IND for the U.S. study of its drug Proellex™ has become effective on December 14, 2005. The study will enroll 150 patients at up to 20 clinical sites in the United States.
     The 150 patient Proellex™ study is designed to assess both improvement of symptoms associated with uterine fibroids as well as effects on the fibroid itself. The study will test two doses of Proellex™ versus placebo in a double-blind design. The study is of 12 week duration. Doses to be used in this trial were previously tested in a 30 patient, 12-week study of Proellex™ in women with uterine fibroids. That study was conducted in Europe. In the study, Proellex™ exhibited positive effects on fibroid size, bleeding and pain associated with the condition. The drug was well tolerated over the course of the study. Proellex™ is a once-a-day oral therapy.
     Pharm-Olam International Ltd (“POI”) had previously been awarded the contract for the study. Sixteen clinical sites have been selected to date. Cities where investigator sites are located include: Augusta GA, Baton Rouge LA, Birmingham AL, Columbia SC, Denver CO, Houston TX, Las Vegas NV, Miami FL, New York NY, Phoenix AZ, San Diego CA, Seattle WA, Tampa FL and Tucson AZ. Patients interested in participating in the study should contact Dr. Fred Lowrey, Director of Clinical Affairs for POI, or Jocelyn Kerr, Project Manager for the study. The contact phone number at POI is 713-463-8075.
  ABOUT ZONAGEN
     Zonagen is a clinical stage biopharmaceutical company engaged in the development of new drugs to treat hormonal and reproductive system disorders.
     Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including Zonagen’s ability to have success in the clinical development of its technologies, Zonagen’s ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, manufacturing uncertainties related to Proellex™, the need for additional funding in order to complete clinical trials for Zonagen’s product candidates, including Androxal™ and Proellex™, our reliance on independent contractors for development and manufacturing needs, uncertainty relating to Zonagen’s patent portfolio and such other risks identified in Zonagen’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission (SEC) and other SEC filings. These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.